Exhibit 10.35

LABORATORY CORPORATION OF AMERICA HOLDINGS

AMENDMENT

TO

MASTER SENIOR EXECUTIVE SEVERANCE PLAN

        The Laboratory Corporation of America Holdings Master Senior Executive Severance Plan (the “Plan”) is hereby amended as set forth below, effective as of the date of adoption of this Amendment by the Board of Directors of Laboratory Corporation of America Holdings (the “Corporation”), as provided below:

    1.        Section 1.9 of the Plan is amended to read in its entirety as follows:

Good Reason” shall mean:

(a) a material reduction in the base salary or targeted bonus as a percent of a base salary without the consent of the employee;

(b) relocation to an office location more than 75 miles from the employee’s current office without the consent of the employee; or

(c) a substantial reduction in job responsibilities and duties or transfer to another job without the consent of the employee

Notwithstanding the foregoing, “Good Reason” shall not include a reduction in base salary or target bonus of the Covered Employee where such reduction is pursuant to a Company-wide reduction of base salaries and/or target bonuses.

    2.        Section 1.11 of the Plan is amended to read in its entirety as follows:

Qualifying Termination” shall mean:

(a) involuntary termination without Cause;

(b) voluntary termination with Good Reason; however, not withstanding the foregoing, the voluntary termination by the Covered Employee must occur within 90 days after the occurrence of the Good Reason and after the Company has received notice of the Good Reason event and failed to cure within 30 days after receiving such notice. Otherwise, such termination shall be considered voluntary termination without Good Reason and not a Qualifying Termination; or

(c) Involuntary termination without Cause or Voluntary Termination with Good Reason within 36 months following a Change in Control.

Notwithstanding the foregoing, “Qualifying Termination” shall not mean any termination of an employee’s employment with the Company by reason of death, disability, or retirement of the employee.

    3.        Section 1.16 shall be added to the Plan as follows:

“Termination” shall cover all terminations of employment referred to under this Plan and shall mean a “separation from service” as defined in Section 409A of the Internal Revenue Code of 1986, as amended.

    4.        Section 3.1 of the Plan is amended to read in its entirety as follows:

“Amount of Severance. Subject to Sections 3.2 and 3.3, upon the occurrence of a Qualifying Termination and the execution by the employee of a Special Severance Agreement in substantially the form attached as Exhibit A (such agreement to be executed within 30 days of the Qualifying Termination or within 45 days of the Qualifying Termination if necessary to comply with the requirements of the Age Discrimination in Employment Act of 1967), which will contain, among other things, noncompetition, nonsolicitation, duty of loyalty, confidentiality, and release provisions that shall apply to each severance arrangement during, and in certain instances after, the time when any severance payments are being made to each employee, the Company shall pay Severance Pay to a Covered Employee in an amount equal to the mathematical product of multiplying the factor shown on Schedule 1 for the Designated Group to which the employee belongs at the time of termination, times such employee’s Base Salary, plus Target Bonus. Additionally, such Covered Employee shall be entitled, for up to six months following a Qualifying Termination, to payment by the Company of the Applicable Premium for the continuation of those health benefits for which he or she qualified at the time of the Qualifying Termination, pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA).

    5.        Section 5.1 of the Plan is amended to read in its entirety as follows:

“Severance Pay. The Company shall pay the Covered Employee the amount to which he or she is entitled under Section 3.1 as follows: (a) 50 percent of the total Severance Pay due, less statutory deductions, shall be paid within 30 days following the execution of a Special Severance Agreement; and (b) the remaining 50 percent of Severance Pay, less statutory deductions, shall be paid within 30 days following the one-year anniversary of the execution of the Special Severance Agreement, but only if the employee has complied in all material respects with the terms and conditions of the Special Severance Agreement. Notwithstanding the foregoing, all payments due hereunder shall be completed within 24 months of the termination of the Covered Employee’s employment, but payments shall be due hereunder only if the employee has complied in all material respects with the terms and conditions of the Special Severance Agreement. Each payment specified under this Section 5.1 shall be deemed to be separate payments.

“Anything in this Agreement to the contrary notwithstanding, if (A) on the date of termination of a Covered Employee’s employment with the Company or a subsidiary, any of the Company’s stock is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”)), (B) if the Covered Employee is determined to be a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code, (C) the payments exceed the amounts permitted to be paid pursuant to Treasury Regulations section 1.409A-1(b)(9)(iii) and (D) such delay is required to avoid the imposition of the tax set forth in Section 409A(a)(1) of the Code, as a result of such termination, the Covered Employee would receive any payment that, absent the application of this Section 8.4, would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (1) 6 months after the Covered Employee’s termination date, (2) the Covered Employee’s death or (3) such other date as will cause such payment not to be subject to such interest and additional tax (with a catch-up payment equal to the sum of all amounts that have been delayed to be made as of the date of the initial payment).

“It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code. To the extent such potential payments or benefits could become subject to such Section, the Company amend this Agreement with the goal of giving the Covered Employee the economic benefits described herein in a manner that does not result in such tax being imposed.

        Except as amended above, the Plan shall remain unchanged in all other respects.

     This Amendment to the Plan was duly adopted and approved by the Board of Directors of the Corporation on December 6th, 2007.